Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Company Contact: John Batty Senior Vice President & CFO Credence Systems Corporation Phone: 408-635-4352 FAX: 408-635-4986 E-mail: john_batty@credence.com

Credence Reports Preliminary Results for Third Quarter

Fiscal Year 2006

MILPITAS, Calif., August 24, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported preliminary financial results for the third quarter of fiscal 2006 ended July 31, 2006. Third quarter results should be finalized on or before September 11, 2006 when the company files its Report on Form 10-Q and should include the impact of the goodwill and long-lived assets impairment analysis that are being evaluated in accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards 144, “Accounting for Impairment or Disposal of Long Lived Assets” (“SFAS 144”). As previously reported, we expect the company to take a material non-cash charge to reduce the carrying amount of goodwill and intangible assets. We expect the charge to range from approximately $300 million to $400 million. The preliminary net loss and net loss per share reported herein for the third quarter of fiscal year 2006 will be increased by the amount of such charge when the company completes its impairment analysis.

Net sales for the third quarter were $109.6 million, down 12 percent from the immediately preceding quarter net sales of $124.8 million and down 2 percent from the third quarter of fiscal year 2005 revenue of $111.9 million. Net orders for the third quarter of fiscal 2006 were approximately $107.5 million, corresponding to a book to bill ratio of 0.98. Preliminary net loss, before the expected write-down of goodwill and intangible assets, for the quarter was $37.5 million or $0.37 per share, versus a net loss of $14.2 million or $0.14 per share in the immediately preceding quarter. Net loss from a year-ago third quarter was $41.7 million or $0.43 net loss per share.

The preliminary net loss before the expected write-down of goodwill and intangible assets this quarter included charges of $32.4 million consisting of an inventory write down of approximately $24.2 million, restructuring charges of $1.8 million, an impairment of an equity investment of $0.9 million, stock compensation expense under FAS 123(R) of $1.6 million and intangibles amortization of $4.3 million. These financial results are presented on a GAAP basis (exclusive of the above-mentioned expected non-cash charge to reduce goodwill and intangible assets).

“A softening of the PC market and lower utilization rates were the primary factors contributing to our shortfall this fiscal

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

quarter,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “While we are clearly disappointed with our financial results, we remain all the more determined to rapidly return the company to profitable growth. Early in the fourth quarter we announced plans to reduce our workforce by 14% and significantly reduce our expenses. We have taken decisive steps to focus the company on higher growth opportunities and modify our business model to strengthen the Company’s financial position for the long term.”

Fourth Quarter Fiscal 2006 Outlook

Net sales in the fourth quarter of fiscal 2006 are expected to be consistent with third quarter levels at approximately $105 million to $110 million, with a loss per share on a GAAP basis in the range of $0.13 to $0.15. This guidance reflects an estimated charge in the range of approximately $8.0 million to $10.0 million associated with headcount reductions, but does not include any potential additional SFAS 142 and SFAS 144 impairment charges resulting from a further decline in market value from the third quarter.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Thursday, August 24, 2006, at 5.00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations – Financial Information - Webcasts” section. A replay of the call will be available via phone and web site through September 24, 2006. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 63823320. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding rapidly returning the Company to profitable growth, plans to reduce the Company’s workforce and significantly reduce expenses, strengthening the Company’s position for the long-term, steps to focus the Company on higher growth opportunities, the amount of the charge to reduce the carrying value of goodwill and intangible assets, the completion of the SFAS 142 and SFAS 144 review prior to the filing of the Company’s report on Form 10-Q for the third fiscal quarter, expected sales, expected net loss and expected charges for the fourth quarter of fiscal 2006. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the completion of the SFAS 142 and SFAS 144 review by the Company and its consultants, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

CREDENCE SYSTEMS CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Prior Quarter Ended	Nine Months Ended
	July 31,		April 30,	July 31,
	2006	2005	2006	2006	2005
Net sales	$109,592	$111,925	$124,767	$352,527	$307,752

Cost of goods sold – on net sales(2)	61,545	59,182	68,928	194,272	176,660
Cost of goods sold – inventory write-offs(3)	24,233	23,000	11,829	36,062	29,090

Gross margin	23,814	29,743	44,010	122,193	102,002
Operating expenses:

Research and development(4)	22,576	23,849	24,123	70,847	68,905

Selling, general & administrative(5)	28,988	31,317	27,520	84,422	94,522

Amortization of purchased intangible assets and deferred compensation	4,338	5,663	4,117	12,709	18,664

Restructuring charges	1,792	9,654	1,060	3,166	11,445

Total operating expenses	57,694	70,483	56,820	171,144	193,566

Operating loss	(33,880)	(40,740)	(12,810)	(48,951)	(91,564)

Interest and other income, net (1,6)	(1,501)	1,038	(318)	(1,973)	2,714

Loss before income taxes(1)	(35,381)	(39,702)	(13,128)	(50,924)	(88,850)

Income taxes(1)	2,110	1,975	1,103	4,844	8,602

Net loss(1)	$(37,491)	$(41,677)	$(14,231)	$(55,768)	$(97,452)

Net loss per share(1)
Basic	$(0.37)	$(0.43)	$(0.14)	$(0.56)	$(1.06)

Diluted	$(0.37)	$(0.43)	$(0.14)	$(0.56)	$(1.06)

Number of shares used in computing per share amounts
Basic	100,017	96,638	99,886	99,798	92,010

Diluted	100,017	96,638	99,886	99,798	92,010

(1)	This Preliminary Condensed Consolidated Statement of Operations is prepared in accordance with GAAP except it does not reflect the expected write-off of goodwill and intangible assets ranging from approximately $300 million to $400 million resulting from the goodwill and other long-lived assets impairment analysis that is being evaluated in accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards 144, “Accounting for Impairment or Disposal of Long Lived Assets” (“SFAS 144”). Third quarter results should be finalized on or before September 11, 2006 when the company files its Report on Form 10-Q.

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

(2)	Includes stock-based compensation under FAS 123R of $0.2 million, $0.1 million and $0.4 million for the three months ended July 31, 2006 and April 30, 2006 and nine months ended July 31, 2006, respectively. Also, includes amortization expenses resulted from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.4 million, $1.3 million and $0.7 million for the three months ended July 31, 2006 and 2005 and April 30, 2006, respectively; and $1.7 million and $4.7 million for the nine months ended July 31, 2006 and 2005, respectively. In the three and nine months ended July 31, 2005, cost of goods sold – net of sales includes $0.7 and $1.8 million of service materials charges, relocation, travel, merger related retention bonuses and accelerated depreciation of assets.
(3)	Represents inventory charges and liabilities related to excess and obsolete inventory of under-performing product lines and decisions to stop significant future investments in these areas.
(4)	Includes stock-based compensation under FAS 123R of $0.6 million, $0.6 million and $1.5 million for the three months ended July 31, 2006 and April 30, 2006 and three months ended July 31, 2006, respectively.
(5)	Includes stock-based compensation under FAS 123R of $0.8 million, $1.0 million and $2.4 million for the three months ended July 31, 2006 and April 30, 2006 and nine months ended July 31, 2006, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.3 million for the three months ended July 31, 2005; and approximately $0.2 million and $0.9 million for the nine months ended July 31, 2006 and 2005, respectively. In addition, the three and nine months ended July 31, 2005 includes $1.7 million and $9.9 million, respectively of integration expenses related to NPTest.
(6)	Includes impairment of an equity investment of $0.9 million for the three and nine months ended July 31, 2006. Includes fair value adjustment to an acquired liability of $1.3 million for the nine months ended July 31, 2005.

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

CREDENCE SYSTEMS CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(in thousands)

	July 31, 2006	Prior Quarter April 30, 2006	October 31, 2005 (2)
	(unaudited)	(unaudited)
ASSETS

Current assets:

Cash and cash equivalents	$113,606	$109,384	$142,180

Short-term investments	15,681	19,160	7,816

Accounts receivable, net	106,680	119,868	114,042

Inventories	56,966	73,629	79,054

Other current assets	23,384	23,199	27,979

Total current assets	316,317	345,240	371,071

Property and equipment, net	90,048	90,068	96,691

Other assets(1)	565,026	569,274	578,543

Total assets(1)	$971,391	$1,004,582	$1,046,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,707	$35,337	$45,846

Accrued liabilities	104,422	94,351	108,027

Liabilities related to leased products	—	—	5,000

Deferred profits	3,977	3,986	5,112

Total current liabilities	137,106	133,674	163,985

Other liabilities	188,244	189,834	190,818

Long-term deferred income taxes	9,473	9,473	9,473

Stockholders’ equity(1)	636,568	671,601	682,029

Total liabilities and stockholder’s equity(1)	$971,391	$1,004,582	$1,046,305

(1)	This Preliminary Condensed Consolidated Balance Sheet is prepared in accordance with GAAP except it does not reflect the expected write-off of goodwill and intangible assets ranging from approximately $300 million to $400 million resulting from the goodwill and long-lived assets impairment analysis that is being evaluated in accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards 144, “Accounting for Impairment or Disposal of Long Lived Assets” (“SFAS 144”). Third quarter results should be finalized on or before September 11, 2006 when the Company files its Report on Form 10-Q.

Credence Systems Reports Results for Third Quarter of Fiscal Year 2005

(2)	Derived from the audited financial statements for the year ended October 31, 2005.